Exhibit 10.1

17672 Laurel Park Drive N.
Suite 400 E

Livonia, MI 48152

December 16, 2015

To: James Bernard

Re: Agreement to Extend Employment Term, Increase Base Salary

Dear Jim:

Reference is made to the Employment Agreement dated as of March 4, 2013 (the “Agreement”) by and between you and Tower Automotive Operations USA I, LLC (the “Company”). Unless otherwise specified, all capitalized terms used herein shall have the meaning assigned thereto under the Agreement.

Section 2 of the Agreement provides as follows:

“Term. Subject to earlier termination pursuant to Section 5 below, this Agreement and the employment relationship hereunder shall continue from the Effective Date until December 31, 2015 (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), if any, this Agreement and the employment relationship hereunder may be extended for an additional period of one (1) year or, if the Employee agrees, two (2) or up to three (3) years, subject to earlier termination pursuant to Section 5 (each, an “Additional Term”), in each such case commencing upon the expiration of the Initial Term or the then-current Additional Term, as the case may be, but only if, at least sixty (60) calendar days prior to the expiration of the Initial Term or the then-current Additional Term, as the case may be, the Company shall have given written notice to the Employee of its intention to extend the Term (as defined below) of this Agreement and time period of the extension (the “Extension Notice”). In the event that the Company does not provide an Extension Notice in the manner set forth in the preceding sentence, the Term automatically shall expire at the end of the Initial Term or the then-current Additional Term, as the case may be. As used in this Agreement, "Term" shall refer to the period beginning on the Effective Date and ending on the date of the Employee's employment termination in accordance with this Section 2 or Section 5. Upon the expiration of the Term or earlier termination of this Agreement and the employment relationship hereunder, the Company shall have no further obligations to the Employee under this Agreement or otherwise, except as specifically set forth in Section 4.5 and Section 5.”

This letter shall confirm our agreement that the Term of the Agreement is extended for two years such that, subject to earlier termination pursuant to Section 5 of the Agreement or further extension in accordance with Section 2 of the Agreement, the Term of the Agreement shall expire and the employment relationship thereunder shall continue until December 31, 2017.

17672 Laurel Park Drive N.
Suite 400 E

Livonia, MI 48152

In addition, this will confirm that effective January 1, 2016, your annual “Base Salary” under the Agreement will increase to $440,000.

In addition, Section 4.7 is added to the Agreement, to read as follows:

“4.7 2017 Retention Bonus. The Employee shall one hundred percent (100%) vest in a lump sum cash retention bonus in the amount of $792,000 (the “2017 Retention Bonus”) on the earliest to occur of: (a) December 31, 2017, provided that prior to such date: (i) the Employee’s employment with the Company has not been terminated by the Company for Cause (as defined below), (ii) the Employee’s employment with the Company has not been terminated by the Company following the consummation of a Change in Control, or (iii) the Employee has not voluntarily resigned from his employment with the Company, unless said resignation occurs for Good Reason (as defined below) in circumstances other than a Change in Control; or (b) the date on which the Employee terminates employment with the Company due to death or Disability (as defined below). Payment of the 2017 Retention Bonus shall occur on the date (the Payment Date) on which the 2017 Retention Bonus vests; provided that, in the case of payment upon termination of employment due to Disability, the Payment Date shall be delayed until the first business day of the seventh month following the Employee’s termination pursuant to Section 7.11 if necessary to comply with Section 409(a)(2)(B) of the Code. Notwithstanding the preceding sentence, payment of the 2017 Retention Bonus shall be treated as having been made on the Payment Date if it is made by the 15th day of the third calendar month following the Payment Date, provided that the Employee is not permitted, directly or indirectly, to designate the taxable year of payment of the 2017 Retention Bonus. For purposes of Section 5.2, effective January 1, 2016, the reference to the “Retention Bonus” in Section 5.2(a) shall be deemed to refer to the 2017 Retention Bonus.”

Except as amended as set forth above, the Agreement shall continue in full force and effect. This letter contains the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

Please acknowledge your acceptance of the foregoing by executing this letter below and returning it to me prior to December 22, 2015.

Regards,

/s/Mark. M. Malcolm; 12/21/2015

Mark M. Malcolm

President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/James Bernard

James Bernard